Exhibit 10.25

November 20, 2020

Sergio Pedreiro
601 Lake Avenue
Greenwich, CT 06830

Dear Sergio:

Consistent with our discussions, your last day of employment will be November 20, 2020 (the “Separation Date”). This letter agreement and release (the “Agreement”) sets forth the agreement between you and the Company regarding the separation of your employment with the Company pursuant to Section 4.4 of the Employment Agreement by and among you, Revlon, Inc. (the “Company”) and Revlon Consumer Products Corporation, dated as of December 16, 2019, as amended by the letter agreements dated March 2020 (the “Employment Agreement”) and explains the package of separation benefits you will receive in consideration of your execution (and non-revocation) of and compliance with this Agreement. Defined terms not defined herein shall have their respective meanings as defined in the Employment Agreement.
1.PAY AND BENEFITS NOT SUBJECT TO ACCEPTANCE OF TERMS OF AGREEMENT. Regardless of whether you accept the terms of this Agreement, you will receive the Final Compensation.
2.CONSIDERATION. Provided you timely execute this Agreement and continue to comply with its terms, including without limitation, your continued compliance with Sections 5, 6 and 7 of the Employment Agreement and the Non-Competition Agreement, the Company will provide you with the severance benefits set forth below:
(a)SEVERANCE PAY. Pursuant to Section 4.4.1(b) of the Employment Agreement, the Company will provide you severance pay equal to an aggregate amount of $820,000, which will be paid in substantially equal bi-weekly installments (the “Severance Pay”) during the 12-month period beginning on November 21, 2020 (the “Severance Period”). Your Severance Pay installments will start on the next administratively feasible payroll date following the Effective Date of this Agreement (as defined herein), with the first payment to include any installment(s) that were otherwise due under this Section for the period from the Separation Date through the first payment date. Notwithstanding any provision to the contrary, the portion, if any, of your Severance Pay that is payable after March 15, 2021 and prior to May 21, 2021 that exceeds the limit set forth in Treasury Regulation section 1.409A-1(b)(9)(iii)(A)(2) (i.e., $570,000) will not be paid prior to May 21, 2021 and will be paid on the payroll date coincident with or next following May 21, 2021. Your entitlement to receive Severance Pay and benefits under this Agreement is subject to reduction as set forth in Section 4.4.1 of the Employment Agreement, and you remain obligated to notify the Company immediately if you begin new employment or provide consulting or advisory services during the Severance Period pursuant to the terms of Section 4.4.1 of the Employment Agreement.
(b)CONTINUATION OF CERTAIN ELECTED BENEFITS.
(i)To the extent that you participate in the Company’s Medical, Dental and/or Vision Care programs (collectively, “Benefit Programs”) as of the Separation Date, your coverage will end effective midnight on November 20, 2020. Pursuant to Section 4.4.1(e) of the Employment Agreement, to the extent eligible and conditioned on your continued payment of all applicable employee contributions, you will be entitled to the Continued Benefits as of November 21, 2020.
(ii)Following the Severance Period, or in the event that you fail to execute this Agreement, to the extent eligible, you may continue to participate in the Benefit Programs under COBRA for the remainder of the maximum period for continuation coverage under applicable federal law for which you would be eligible by paying premiums at the applicable rate for COBRA continuation contributions; provided that to be or remain eligible for such period you must (A) make any and all premium payments at the full rate applicable for COBRA continuation contributions, in such manner as required and as acceptable to the Company; and (B) submit evidence of non-coverage as the Company may request from time to time.
(c)2020 GUARANTEED BONUS AND LTIP. Pursuant to Sections 4.4.1(c), and 4.4.1(d) of the Employment Agreement, you will be entitled to receive the following:
            (i)    The 2020 Guaranteed Bonus, which equals $820,000, will be paid at the same time as other executives’ bonuses are paid, but no later than March 15, 2021. For the avoidance of doubt, however, pursuant to Section 3.2.1 of the Employment Agreement, any bonus payment is conditioned on payment of such bonuses to other executives based upon achievement of bonus objectives.

            (ii)    The Final LTIP Award Tranche, which is comprised of 24,509 time-vesting RSUs granted to you pursuant to the 2020 Long-Term Incentive Program that would have vested on March 15, 2021, will vest, and will be paid or otherwise settled, on March 15, 2021.

    The 2020 Guaranteed Bonus and the Final LTIP Award Tranche as set forth in this Section 2(c) will be paid or settled in accordance with the terms and conditions of the Employment Agreement and applicable award agreements, which includes settling the Final LTIP Award Tranche by March 15, 2021. You agree that you are not entitled to payment or settlement of any other equity-based award except as provided in Section 2(c) of this Agreement. Your entitlement to receive these benefits is subject to reduction as set forth in Section 4.4.1 of the Employment Agreement, and you remain obligated to notify the Company immediately if you begin new employment or provide consulting or advisory services during the Severance Period pursuant to the terms of Section 4.4.1 of the Employment Agreement.

(d)LIFE / AD&D INSURANCE. You will be advised of any options you may have to convert any Basic Life Insurance, Supplemental Life, Accidental Death and Dismemberment, Dependent Life and/or Dependent Accidental Death and Dismemberment insurance coverage previously elected by you under the Revlon Life Insurance Program to an individual policy, subject to any underwriting requirements, at your own expense, and information regarding such conversion options will be provided to you after your Separation Date.

3.RESIGNATION OF POSITIONS. Pursuant to Section 4.6 of the Employment Agreement, you shall promptly resign from any officer, director or other position with the Company or any of the other Releasees effective as of the Separation Date and shall properly execute any documents reasonably required to effectuate such resignation.
4.EMPLOYEE ACKNOWLEDGMENTS. You acknowledge and agree that (a) you are not aware of the basis for any claims against any Releasees (as defined in Section 5 below); (b) you have been paid and/or have received all compensation, wages, bonuses, and/or commissions to which you may be entitled and, are not otherwise entitled to, and shall not be entitled to, any other compensation or benefits of any kind or description from the Company, other than as set forth in Sections 1 and 2 of this Agreement; (c) you have been granted any leave to which you were entitled under the Family and Medical Leave Act and/or related state or local leave or disability accommodation laws; (d) you have no known unreported workplace injuries or occupational diseases; (e) all of the Company’s decisions regarding your pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; (f) the Company has completely and satisfactorily responded to, investigated and concluded any internal complaints (e.g., any breach of contract, diversion, antitrust or fraud, discrimination or retaliation matters or claims), allegations, matters or issues, if any, you may have ever raised to the Company; and (g) you have not been retaliated against for reporting any allegations of wrongdoing, including but not limited to any allegations of corporate fraud, by any Releasees, including but not limited to the Company and its officers.
5.GENERAL RELEASE. In exchange for the consideration provided to you under this Agreement, you agree to release and hold harmless (on behalf of yourself and your family, heirs, executors, administrators, successors and assigns) now and forever, Revlon, Inc., Revlon Consumer Products Corporation and any of its or their past, present or future parent or subsidiary companies, corporations, affiliates, divisions, successors or assigns (whether or not incorporated) including any of their past, present or future employees, agents, officers, directors and shareholders whether acting in their individual or representative capacity (collectively, the “Releasees”) from, and waive any claim known or unknown in any legal jurisdiction that you have presently, may have or have had in the past, against any of the Releasees upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this release, including, without limitation, all claims arising from your employment with, or termination of employment from, the Company or otherwise. Notwithstanding the prior sentence or any other provision of this Agreement to the contrary, it is understood and agreed that you are not releasing or waiving (a) your rights to receive the compensation and benefits provided to you under this Agreement or the Employment Agreement or to otherwise enforce the terms of this Agreement; (b) any rights you may have to the payment of vested benefits (if any) under the terms of the Company’s qualified retirement plans, as amended from time to time; (c) those rights set forth in Section 16 below; (d) any rights or claims which may not, as a matter of law, be released; or (e) any rights to indemnification you may have pursuant to Section 9 of the Employment Agreement, if any, or your rights under any D&O insurance policies maintained by Revlon, Inc. or Revlon Consumer Products Corporation, if any.
6. EXTENT OF RELEASE. Without limiting the generality of the preceding “GENERAL RELEASE” Section, this Agreement is intended to and shall release the Releasees from any and all claims or rights arising under (a) any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Equal Pay Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the federal, Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the New York Executive Law, the New York State Labor Law, the New York City Administrative Code, the New York State Human Rights Law, the New York State Human Rights Law, the New York Worker Adjustment and Retraining Notification Act, and all other statutes regulating the terms and conditions of your employment and the termination of your employment), (b) regulation or ordinance, (c) the common law or in equity (including any claims for wrongful discharge, discrimination, retaliation, whistleblower claims or otherwise), or (d) any policy, agreement, understanding or promise, written or oral, express or implied, formal or informal, between the Company and you, including, without limitation, any claim you might have for severance, termination or severance pay in any legal jurisdiction, or pursuant to any severance plans or practices as in effect from time to time, or otherwise.
7.CONSIDERATION. You acknowledge and agree that you are not entitled to the consideration described in Section 2 of this Agreement unless you execute and do not revoke this Agreement.
8.COOPERATION. As a material part of the consideration for this Agreement, you agree, upon request, to give your assistance and cooperation willingly in any matter relating to your expertise or experience as the Company may reasonably request, including your attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations relating to matters in which you were involved or potentially have knowledge by virtue of your employment with the Company. Such assistance and cooperation shall be provided by you without fee or charge, other than reasonable travel expenses and disbursements. Assistance shall be given during regular business hours at locations and times mutually agreed upon by you and the Company, with due regard to your availability given your then applicable employment, except with respect to mandated court appearances for which you will make yourself available upon reasonable notice.

9.TIME TO CONSIDER AND EFFECTIVE DATE.
(a)The terms of this Agreement are not final and authorized until this Agreement is executed by a Company officer or any other duly authorized executive of the Company with appropriate authority. Until such execution, this Agreement shall be considered to be a draft for settlement purposes.
(b)This Agreement is only valid if signed by you on or after your Separation Date and returned to the Company within twenty-one (21) days from the date you first received it. If you elect to execute this Agreement before the expiration of the twenty-one (21) day period, you acknowledge that you have chosen, of your own free will without any duress, to waive your right to the full twenty-one (21) day period.
(c)This Agreement may be revoked by you within seven (7) days after the date on which you sign this Agreement. Any such revocation must be made in a signed letter to the Company executed by you stating specifically that you are revoking your acceptance of this Agreement and personally delivered or emailed within seven (7) days after your execution of this Agreement to Ely Bar-Ness, Chief Human Resources Officer, at One New York Plaza, New York, NY, ely.bar-ness@revlon.com. You understand that if you revoke this Agreement, this Agreement and your eligibility to receive the consideration described in Section 2 will not be effective or enforceable and you will not be entitled to any payments and/or benefits set forth in Section 2 of this Agreement. This Agreement shall become effective on the eighth (8th) day following your signing of this Agreement, provided that you have not revoked this Agreement (the “Effective Date”).
(d)The Company hereby advises you to consult with an attorney prior to executing this Agreement.
(e)You acknowledge and agree that this Agreement satisfies all applicable legal requirements to validly release any claims (including, but not limited to, claims arising under the ADEA). These requirements are that (i) you voluntarily entered into this Agreement with full knowledge of its terms (i.e., free from fraud, duress, coercion, or mistake of fact); (ii) this Agreement is in writing and fully comprehensible and understandable to you; (iii) you have been advised to consult with an attorney before signing this Agreement; (iv) this Agreement explicitly waives current ADEA claims and does not waive any ADEA claims arising after your execution of this Agreement; (v) the consideration described in Section 2 above constitutes compensation and benefits to which you would not be entitled in the absence of your entering into this Agreement; (vi) the Company provided you with at least twenty-one (21) days from the date upon which this Agreement was first delivered to you within which to decide whether to enter into this Agreement; and (vii) the Company provided you with at least seven (7) days within which to revoke this Agreement after you sign it.
10.NOTICE. Other than the notice of revocation described in Section 9(c), which must be delivered as described therein, any notice to be given under this Agreement shall be given in writing and delivered either personally or sent by certified mail to the Company c/o Ely

Bar-Ness, Chief Human Resources Officer, at One New York Plaza, New York, New York 10004 and to you at your address in the Company’s records.
11.COVENANTS.
(a)You represent and warrant that you have complied with each and every covenant and undertaking set forth in Sections 5, 6 and 7 of the Employment Agreement and in the Non-Competition Agreement, and agree to continue to comply with and perform such covenants and undertakings following the Separation Date, as if the same were fully set forth herein, including obligations regarding confidential information, non-competition, non-solicitation, and inventions, which are incorporated into this Agreement by this reference. You acknowledge and agree that the Company’s payment of the consideration described in Section 2 is conditioned upon your continued compliance with those obligations.
(b)For the avoidance of doubt, and without limiting the covenants in Section 11(a) above:
(i)Due to your role and responsibilities with the Company, you are restricted from undertaking employment with a competitor of the Company under the terms of the Non-Competition Agreement without first notifying the Company in writing and receiving the Company’s consent. In accordance with Paragraph 9 of the Non-Competition Agreement, you agree to immediately notify the Company in writing if you are offered employment or any other interest referred to in Paragraph 9(e) of the Non-Competition Agreement with a Restricted Entity (as defined in the Non-Competition Agreement) during the time period set forth in the Non-Competition Agreement.
(ii)Pursuant to Sections 5.1 and 5.2 of the Employment Agreement respectively, you acknowledge that (i) your obligation to protect the Company’s confidential information, and (ii) your obligation refrain from prohibited competition, each remain in effect and you agree to abide by those obligations.
(c)You agree that the terms and conditions of this Agreement are confidential and that you will not disclose the terms and conditions of this Agreement to any third parties, provided, however, that you may disclose the terms and conditions of this Agreement (i) to your spouse or partner, attorney, or accountant, provided you instruct such persons not to disclose the terms and conditions of this Agreement to any third party, and provided that if any person to whom you disclose information pursuant to this Section 11(c) discloses, in whole or in part, such information, you shall be deemed to have breached this Agreement, or (ii) as required by law as may be necessary to enforce this Agreement or to comply with its terms.
12.NON-DISPARAGEMENT. Pursuant to Section 5.3 of the Employment Agreement, you agree that you will not utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Company and/or any of its businesses, or of its officers, employees or directors. Nothing in this Section shall (i) prohibit you or any other person or entity from providing truthful and accurate facts where required by lawfully compelled testimony; provided that, if you are called to testify, you will notify the Company in advance of any such testimony and cooperate with the Company’s reasonable efforts with respect to such testimony, to the fullest extent permitted by applicable law, or (ii) affect your rights under Section 16 of this Agreement.
13.RETURN OF COMPANY PROPERTY. You represent and warrant that (a) on or before the Separation Date or prior thereto upon request of the Company at any time, you will return to the Company all Company property in your possession or control, including, without limitation, company cars where applicable, computer disks or data (including data retained on any computer), any home-office equipment or computers, cell phones, smartphones, purchased or provided by the Company, any keys, identification and access cards, records, documents, files or other materials; (b) you have removed any and all electronic data relating to Company confidential information and trade secrets from any personal computer(s) or mobile telecommunication devices in your possession or control; and (c) you have not retained any such electronic data (or copies thereof) in any form. Nothing in this Agreement or elsewhere shall prevent you from (a) disclosing your post-employment restrictions and obligations in confidence in connection with any potential new employment or business venture, or (b) disclosing documents and information in confidence to your attorney(s), financial advisor(s), tax preparer(s), and other professional(s) for the purpose of securing professional advice.
14.NON-ADMISSION. This Agreement does not constitute an admission by the Releasees that any of them took any action with respect to you that was wrongful, unlawful or in violation of any local, state or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on you, and the Company specifically denies any such wrongdoing or violation. Neither the Agreement nor its execution and implementation may be used as evidence, and will not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.
15.EFFECT OF BREACH.
(a)In the event of any breach or threatened breach of this Agreement, the Company shall be entitled to the following forms of relief (i) its reasonable attorney’s fees and costs incurred in enforcing the provisions in this Agreement and (ii) in addition to any and all other remedies available to the Company at law or in equity, or pursuant to the Employment Agreement, for any violation of Sections 11, 12, or 13 of this Agreement, you agree to immediately remit and disgorge to the Company any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts.
(b)In the event you breach any of the obligations set forth in this Agreement or any of your ongoing obligations under the Employment Agreement or the Non-Competition Agreement, and, fail to cure such breach within 10 days to the Company’s satisfaction after receiving written notice from the Company describing the breach in reasonable detail and requesting cure, any outstanding obligations of the Company hereunder will immediately terminate.
16.NON-INTERFERENCE WITH RIGHTS.

(a)You acknowledge that this Agreement does not limit your right, where applicable, to file a charge or participate in an investigation by any federal, state or local government agency (including without limitation the United States Department of Labor, the United States Equal Employment Opportunity Commission, or the National Labor Relations Board), but this Agreement does waive your right to file an individual or class action lawsuit against the Company or receive any equitable or monetary relief in connection with any such charge or investigation, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.
(b)Nothing in this Agreement prohibits you from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.
(c)Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
17.ASSIGNMENT. This Agreement may be assigned by the Company to (a) any affiliate of the Company or (b) any non-affiliate of the Company that shall acquire all or the greater part of the business and assets of the Company. In the event of any such assignment, the Company shall cause such assignee to assume the obligations of the Company hereunder with the same effect as if such assignee were the “Company” hereunder, and, in the case of such assignment to a non-affiliate, the Company and its affiliates shall be released from all liability hereunder. This Agreement is personal to you and you may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Company.
18.GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to the state’s conflict of laws provisions, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in New York County for all purposes. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. ALSO, THE PARTIES TO THIS AGREEMENT, TO THE EXTENT ALLOWED BY LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP, OR ACTIONS OR INACTIONS OF ANY PARTY HERETO. This provision is a material inducement for the parties to enter into this Agreement.

19.ENTIRE AGREEMENT. This Agreement and the surviving provisions of the Employment Agreement (Sections 3.2, 3.3, 3.8, 4, 5, 6, 7, 8 and 9), and the Non-Competition Agreement, the applicable Bonus Programs, Incentive Compensation Plan and related equity compensation award or grant agreements applicable to you, and any attachments or exhibits thereto, expressly supersede any and all previous understandings and agreements between the Company and you and constitute the sole and exclusive understanding between the Company and you concerning the subjects set forth herein.
20.AMENDMENTS AND WAIVERS. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties hereto. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
21.FACSIMILE AND ELECTRONIC SIGNATURES. Facsimile transmission of signatures on this Agreement shall be deemed to be original signatures and shall be acceptable to the parties for all purposes. In addition, transmission by electronic mail of a PDF document created from the originally signed document shall be acceptable to the parties for all purposes.
If the foregoing text of this document correctly reflects our mutual agreement, please execute and return to the undersigned your signed copy of this Agreement.
Sincerely,

REVLON CONSUMER PRODUCTS CORPORATION

By: /s/ Ely Bar-Ness
Ely Bar-Ness
Chief Human Resources Officer

AGREEMENT AND
ACKNOWLEDGMENT

I, Sergio Pedreiro, acknowledge receipt of this Agreement and I agree to all the terms and conditions set forth herein. I have read and fully understand the meaning and effect of the terms set forth in the Agreement and enter into such Agreement knowingly and voluntarily of my own free will and without coercion, intimidation or threat of retaliation. I further represent and warrant that, except as set forth in the Agreement, no promises or inducement for this Agreement have been made, and I am entering into this Agreement without reliance upon any statement or representation by the Company or any other person, concerning any fact material hereto. I understand that as a result of entering into this Agreement, except as set forth herein, I will not have the right to assert that the Company unlawfully terminated my employment or violated any rights in connection with my employment. I also acknowledge and understand that I have been afforded at least twenty-one (21) days to consider the Agreement and to have the Agreement reviewed by my attorney if I so choose. I acknowledge that if I choose to forego the advice of an attorney, I am doing so freely, knowingly and voluntarily and waive any and all future claims that such action or actions would affect the validity of this Agreement.
Date: November 20, 2020

Name: /s/ Sergio Pedreiro
Sergio Pedreiro